Exhibit (D)(3)

SUPPORT AGREEMENT

This Support Agreement dated as of October 31, 2006 (this “Agreement”), is made and entered into by and among Seitel, Inc., a Delaware corporation (the “Company”), ValueAct Capital Master Fund, L.P. (“ValueAct Capital”), and Seitel Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of ValueAct Capital (“Parent” and, collectively with the Company and ValueAct Capital, the “Parties” and each. a “Party”).

RECITALS

WHEREAS, concurrently herewith, the Company, Parent and Seitel Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”; capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, the Company will be merged with and into Merger Sub, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, the Company has required that ValueAct Capital agree, and ValueAct Capital has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Merger Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1. Covenant of ValueAct Capital.

On or before November 3, 2006, ValueAct Capital shall contribute 9,459,460 shares of Common Stock owned of record by Cede & Co. as nominee for The Depository Trust Company and credited to an account in the name of and controlled by ValueAct Capital with Bank of America, N.A. as ValueAct Capital’s custodian to an account in the name of and controlled by Parent with Bank of America, N.A. as Parent’s custodian.

2. Support of Merger Agreement.

(a) ValueAct Capital and Parent shall, and shall cause their Affiliates to, vote any shares of Common Stock owned by each of them (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby at the Company Stockholders Meeting and (ii) except as provided in Section 2(b) of this Agreement, against approval of any proposal made in opposition to or competition with such proposals presented at the Company Stockholders Meeting or any other meeting of stockholders held prior or subsequent to the Company Stockholders Meeting.

(b) If (i) the Merger Agreement is terminated under Section 7.1(d)(1) of the Merger Agreement, (ii) the Transaction Expenses of Parent have been paid in accordance with Section 7.3(a) of the Merger Agreement and (iii) the Termination Fee payable to Parent has been paid to Parent in accordance with Section 7.3(a) of the Merger Agreement, then at any meeting of the stockholders of the Company, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Common Stock is sought, ValueAct Capital and Parent shall, and shall cause their Affiliates to, vote all shares of Common Stock owned by each of them (including by written consent, if applicable), (A) in favor of the Superior Agreement containing the Superior Proposal that led to the termination of the Merger Agreement pursuant to Section 7.1(d)(1) and the transactions contemplated thereby and (B) to the extent that such are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Superior Agreement containing the Superior Proposal that led to the termination of the Merger Agreement pursuant to Section 7.1(d)(1), against (1) any change in a majority of the persons who constitute the Board of Directors of the Company, (2) any change in the present capitalization of the Company or any amendment of the Company’s Constituent Documents, or (3) any other material change in the Company ‘s corporate structure or business.

3. Ownership of Shares.

(a) As of the date of this Agreement, the shares of Common Stock set forth in the appropriate column of Annex I hereto opposite the applicable stockholder’s name constitute all of the issued and outstanding shares of Common Stock owned of record by such Person or by Cede & Co. as nominee for The Depository Trust Company and credited to an account in the name of and controlled by such Person (“Street Name”) with Bank of America, N.A. or another nationally recognized financial institution acting as such Person’s custodian (a “Permitted Financial Institution”), free and clear of all Liens. Each of ValueAct Capital and Parent, as applicable, has sole power of disposition and sole power to vote upon and agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares owned of record or held in Street Name by such Person, as applicable, as set forth opposite the applicable stockholder’s name on Annex I hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) The Parties hereby acknowledge and agree that the shares of Common Stock to be held in Street Name by Parent on or before November 3, 2006 are to be contributed to Parent by ValueAct Capital in connection with, and ValueAct Capital’s agreement to make the contribution contemplated by Section 1 hereof is a condition to, the execution and delivery of the Merger Agreement by the parties thereto in order to (i) provide financial support to the obligations of Parent under the Merger Agreement and (ii) provide Parent with assets against which the Company could seek recourse in the event of a breach of the Agreement by Parent. In furtherance thereof, each of ValueAct Capital and Parent shall not, nor shall it permit any of its Affiliates to, (x) sell, transfer, assign, convey, hypothecate, pledge or otherwise dispose of the shares of Common Stock owned of record or held in Street Name by it as of the date of this Agreement (other than (a) as contemplated by Section 1, (b) the registration of transfer on the books of the Company’s transfer agent of shares of Common Stock held in Street Name by Parent to record ownership by Parent, or (c) with respect to the transfer of shares held in Street Name from an account with one Permitted Financial Institution to an account with another

Permitted Financial Institution), or grant any option, warrants or any other rights with respect thereto, or (y) create, assume, incur, or suffer to exist, or permit any of its Affiliates to create, assume, incur, or suffer to exist, any Lien on or in respect of any of the shares of Common Stock owned of record or held in Street Name by it as of the date of this Agreement (including the certificates representing such shares and all rights to money or other property which the holder thereof now has or hereafter acquires in respect of such shares, including, without limitation, (A) any proceeds from a sale of such shares and (B) any distributions, dividends, cash, instruments and other property from time-to-time received or otherwise distributed in respect of such shares, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to such shares or the ownership thereof, or issued in substitution therefor in connection with any merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company and to which the Company is a party (each a “Subsequent Transaction”)); and each of ValueAct Capital and Parent shall warrant and defend Parent’s right, title and interests to such shares of Common Stock and other rights and assets in respect of such shares against any claims and demands of any Persons, provided, however, that in the event of any Subsequent Transaction, ValueAct Capital and Parent may take any and all actions necessary to receive the money or other property (including, without limitation (A) any proceeds from a sale of Common Stock and (B) any distributions, dividends, cash, instruments and other property from time-to-time received or otherwise distributed in respect of such shares, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to such shares or the ownership thereof, or issued in substitution therefor in connection with any Subsequent Transaction) which Persons holding the Company’s capital stock generally are entitled to take or receive in respect of such shares.

(c) Notwithstanding the provisions of Section 3(b) above, Section 3(b) shall not continue to apply if ValueAct Capital or any of its Affiliates at any time after the 30th day following the Termination Date (as defined herein) contributes cash and/or cash equivalents (a “Cash Deposit”) to Parent in an amount equal to or greater than the amount of all unresolved and unsatisfied Company Claims, but not greater than the Buyer Liability Cap. The Parties hereby acknowledge and agree that a Cash Deposit made pursuant to this Section 3(c) in intended to (i) provide financial support to the obligations of Parent under the Merger Agreement and (ii) provide Parent with assets against which the Company could seek recourse in the event of a breach of the Agreement by Parent. In furtherance thereof, each of ValueAct Capital and Parent shall not, nor shall it permit any of its Affiliates to, (i) spend, transfer or otherwise dispose of any portion of a Cash Deposit or (ii) create, assume, incur, or suffer to exist, or permit any of its Affiliates to create, assume, incur, or suffer to exist, any Lien on or in respect of a Cash Deposit; and each of ValueAct Capital and Parent shall warrant and defend their right, title and interests to such a Cash Deposit against any claims and demands of any Persons, provided, however, that if the amount of the aggregate Cash Deposit made in accordance with this Section 3(c) exceeds the aggregate amount of all unresolved and unsatisfied Company Claims, then the limitations and restrictions of this Section 3(c) shall not apply to such excess amount. Parent shall invest and maintain any Cash Deposit with Bank of America or another nationally-recognized commercial bank in an interest bearing bank account, unless otherwise instructed in writing jointly by Parent and the Company.

4. Standstill. Unless any such action is taken in connection with the performance of its obligations under Section 2 of this Agreement or otherwise specifically requested in writing in advance by the Company’s Board of Directors (or a duly authorized committee thereof), each of ValueAct Capital and Parent shall not, and shall cause its Affiliates to not, at any time during the term of this Agreement:

(a) acquire or agree, offer, seek or propose to acquire (or directly or indirectly request permission to do so), directly or indirectly, alone or in concert with any other Person, by purchase or otherwise, ownership, including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act, of substantially all of the assets or businesses or securities of the Company or any Company Subsidiary, or any rights or options to acquire such ownership (including from any third party);

(b) solicit any proxy (as such terms are defined in Rule 14a-1 under the Exchange Act), whether or not such solicitation is exempt under Rule 14a-2 under the Exchange Act, with respect to any matter from holders of any shares of Common Stock or any securities convertible into or exchangeable for or exercisable (whether currently or upon the occurrence of any contingency) for the purchase of Common Stock, or make any communication exempted from the definition of solicitation by Rule 14a-1(1)(2)(iv) under the Exchange Act;

(c) initiate, or induce or attempt to induce any other Person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) to initiate, any stockholder proposal or tender offer for any securities of the Company or any Company Subsidiary or the convening of a stockholders’ meeting of the Company or any Company Subsidiary;

(d) otherwise seek or propose (or request permission to propose) to influence or control the management or policies of the Company or any subsidiary thereof, other than any such action undertaken by Messrs. Peter Kamin or Gregory Spivy in his capacity as a director of the Company;

(e) enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any matter described in the foregoing subparagraphs (a) through (d);

(f) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 4;

(g) take any action inconsistent with any of the foregoing subparagraphs (a) through (f); or

(h) take any action with respect to any of the matters described in this Section 4 that requires public disclosure.

5. Representations and Warranties of ValueAct Capital and Parent. Each of ValueAct Capital and Parent hereby makes the following representations and warranties to the Company, which are true and correct as of the date hereof and shall be true and correct as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date):

(a) Authority; Binding Agreement. Each of ValueAct Capital and Parent has the legal power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of ValueAct Capital and Parent and constitutes the legal, valid and binding obligation of each such Party, enforceable against such Party in accordance with its terms.

(b) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any Person is necessary for the execution of this Agreement by either ValueAct Capital or Parent and, except as set forth in the Merger Agreement, the consummation by each of ValueAct Capital and Parent of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by ValueAct Capital and Parent, and, provided that all the permits, authorizations, consents and approvals required by the Merger Agreement have been obtained, the consummation by each of ValueAct Capital and Parent of the transactions contemplated hereby or compliance by each of ValueAct Capital and Parent with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either ValueAct Capital or Parent is a party or by which either ValueAct Capital or Parent or any of their respective properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either ValueAct Capital or Parent or any of their respective properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere in any material respect with the ability of ValueAct Capital and Parent to perform their respective obligations hereunder.

6. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to ValueAct Capital and Parent, which are true and correct as of the date hereof and shall be true and correct as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date):

(a) Authority; Binding Agreement. The Company has the legal power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any Person is necessary for the execution of this Agreement by the Company and, except as set forth in the Merger Agreement, the consummation by the Company of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Company, and, provided that all the permits, authorizations, consents and approvals required by the Merger Agreement have been obtained, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Company or any of its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere in any material respect with the ability of the Company to perform its obligations hereunder.

7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise by any Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Each of ValueAct Capital and Parent agrees that this Agreement, and the obligations of ValueAct Capital and Parent hereunder, shall attach to shares of Common Stock held by such Party and shall be binding upon any Person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

8. Termination.

(a) This Agreement shall terminate, without any further action on the part of any Party, at 11:59 P.M. Houston, Texas time on the date (the “Termination Date”) of the earlier to occur of (i) the Effective Time and (ii) the later to occur of (A) if the Merger Agreement is terminated under Section 7.1(a), 7.1(b), 7.1(c) or 7.1(d)(2) of the Merger Agreement, the date the Merger Agreement is terminated and (B) if the Merger Agreement is terminated under Section 7.1(d)(1) of the Merger Agreement, the earlier to occur of (A) the one year anniversary of the date of the termination of the Merger Agreement and (B) the date upon which the transaction constituting the Superior Proposal contained in such Superior Agreement is consummated.

(b) Notwithstanding the provisions of Section 8(a) above, Section 3 of this Agreement shall survive, without any further action on the part of any Party, until the 30th day following the Termination Date, provided, however, that if, prior to the termination of Section 3 of this Agreement, any claim (including a counter-claim) is made by the Company against Parent or ValueAct Capital under, relating to, or with respect to this Agreement or the Merger Agreement (each a “Company Claim”), then Section 3 of this Agreement shall remain in effect until the final resolution of all such claims, or, if there is an amount owing to the Company from Parent or ValueAct Capital pursuant to such final resolution, settlement and satisfaction of all such claims (whichever is later).

(c) So long as any of Sections 2-5 of this Agreement remain in effect, Section 9 of this Agreement shall remain in effect.

(d) Any termination of this Agreement shall be without prejudice to any and all remedies the Parties may have against each other for breach of this Agreement.

9. Miscellaneous.

(a) Survival. The representations and warranties of the Parties contained herein shall survive until the Termination Date or, if Section 3 of this Agreement survives the Termination Date pursuant to Section 8(b), the termination of Section 3.

(b) Entire Agreement; Assignment. This Agreement (together with the Merger Agreement and the Confidentiality Agreement) contains the entire agreement among Parent, ValueAct Capital and the Company with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to these matters. Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Parties.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telecopier (subject to electronic confirmation of such facsimile transmission and the sending (on the date of such facsimile transmission) of a confirmation copy of such facsimile by nationally recognized overnight courier service or by certified or registered mail, postage prepaid) or on the second Business Day after being sent by nationally recognized overnight courier service or on the fifth Business Day after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses or at such addresses as shall be specified by the Parties by like notice:

If to the Company:

Seitel, Inc.

Bulding C, Suite 100

Houston, Texas 77043

Telecopier: (713) 881-2817

Attention: Robert D. Monson

with a mandatory copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Telecopier: (713) 221-2112

Attention: John R. Brantley

If to ValueAct Capital or Parent:

c/o ValueAct Capital Master Fund, L.P.

435 Pacific Ave., 4th Floor.

San Francisco, CA 94133

Telecopier: (415) 362-5727

Attention: Allison Bennington, General Counsel

with a mandatory copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Telecopier: (215) 655-2412

Attention: Christopher G. Karras

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(e) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(f) Specific Performance. Each of ValueAct Capital and Parent recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the Company to sustain damages for which the Company would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that, in the event of any such breach, the Company shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which they may be entitled, at law or in equity, provided, however, that in no event will any party hereto be entitled to specifically enforce the consummation of the Merger.

(g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 9(d) of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any Party to this Agreement to serve process in any other manner permitted by law.

(j) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS

BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 9(j).

(k) Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Agreement.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SEITEL, INC.

By:	/S/ ROBERT D. MONSON
	Name:	Robert D. Monson
	Title:	President and Chief Executive Officer

VALUEACT CAPITAL MASTER FUND, L.P.

BY: VA Partners, L.L.C., its General Partner

By:	/S/ GEORGE F. HAMEL, JR.
Name: George F. Hamel, Jr.
Title: Managing Member

SEITEL HOLDINGS, LLC

BY: VA Partners, L.L.C., its Manager

By:	/S/ GEORGE F. HAMEL, JR.
Name: George F. Hamel, Jr.
Title: Managing Member

Signature page to Support Agreement

Annex I

Name of Stockholder	Shares of Common Stock Owned of Record	Shares of Common Stock Held in Street Name on the date hereof	Shares of Common Stock Held in Street Name on or before November 3, 2006	Warrants
ValueAct Capital Master Fund, L.P.	19,590,151	31,611,195	22,151,735	15,037,568
Seitel Holdings, LLC	None	None	9,459,460	None